UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2022

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01    Entry into a Material Definitive Agreement.
The information in Item 2.01 of this Current Report on Form 8-K regarding the Amendment is hereby incorporated by reference herein to this Item 1.01.
Item 2.01    Completion of Acquisition or Disposition of Assets.
As previously disclosed, on September 6, 2021, DigitalBridge Group, Inc. (the "Company"), through DigitalBridge Operating Company, LLC (the "Seller"), entered into a Purchase and Sale Agreement (the "Agreement") with CWP Bidco LP, an entity affiliated with Highgate Capital Investments and Aurora Health Network LLC (the "Buyer"), under which the Buyer agreed to buy one hundred percent of the issued and outstanding membership interests of NRF Holdco, LLC ("NRF"), which owned our wellness infrastructure business. On February 28, 2022, the parties entered into an amendment to the Agreement (the "Amendment") to provide for an adjustment to the mix of consideration and the terms of the Seller Note (defined below) as described herein and simultaneously closed the disposition of NRF (the "Disposition").
The disposition provided the Company total net value of $316 million. At closing, the Company received consideration of $281 million, subject to customary post-closing adjustments, composed of $126 million in cash and a $155 million unsecured promissory note from the Buyer (the "Seller Note"). In addition, NRF distributed approximately $35 million of cash to Seller prior to closing. The Buyer assumed $2.57 billion of consolidated investment level debt of the various healthcare portfolios, in which the Company had interests between 69.6% and 81.3%, and $293.7 million of debt at NRF. The Seller Note matures five years from closing of the sale, accruing paid-in-kind interest at 5.35% per annum.
The foregoing descriptions of the Amendment and the Seller Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto, and the form of Seller Note attached thereto.
Item 9.01    Financial Statements and Exhibits.
(b) Pro forma financial information.
The results of operations of NRF was presented as discontinued operations and its associated assets and liabilities were presented as held for disposition in the Company's consolidated financial statements as of and for the three year period ended December 31, 2021, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
The resulting effect of the Disposition to earnings is reflected in discontinued operations. Accordingly, there is no pro forma effect to loss from continuing operations as reflected in the Company's consolidated statement of operations for the three year period ended December 31, 2021.
The pro forma effects of the Disposition on the Company’s consolidated balance sheet at December 31, 2021, assuming the Disposition had closed on December 31, 2021 for purposes of the balance sheet, would be as follows.
i.Total assets of $14.2 billion would be reduced by approximately $3.32 billion, reflecting the net effect of the following:
▪disposition of $3.57 billion of NRF assets, net of cash distributed by NRF to the Company prior to closing;
▪approximately $99 million of cash proceeds received from the Disposition after adjustment for transaction costs; and
▪establishment of a $155 million note receivable from the Buyer.
ii.Total liabilities of $8.93 billion would be reduced by $3.0 billion, reflecting debt and other liabilities of NRF assumed by the Buyer.
iii.Total equity of $4.91 billion would be reduced by $0.2 billion, reflecting the noncontrolling interests' share of NRF net assets disposed.

Pro forma adjustments are based upon available information that the Company believes is reasonable and factually supportable. Actual amounts could differ materially from these adjustments.
The pro forma effects of the Disposition are illustrative only and are not intended to represent or be indicative of the effects of the Disposition on the Company’s financial position had the Disposition been completed as of December 31, 2021, nor are they indicative of the Company’s future financial condition.
(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to the Purchase and Sale Agreement, dated February 28, 2022, between DigitalBridge Operating Company, LLC and CWP Bidco LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 2, 2022	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer